EXHIBIT 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2008

SAN FRANCISCO, July 30, 2008 (PRIME NEWSWIRE) -- CAI International, Inc. (CAI) (NYSE:CAP) reported that net income in the second quarter of 2008 increased $2.2 million, or 53.7%, to $6.3 million, compared with net income of $4.1 million in the second quarter of 2007. Fully diluted earnings per share in the second quarter of 2008 was $0.37 with 17.1 million average shares outstanding, compared to a fully diluted earnings per share of $0.23 with 17.1 million average shares outstanding during the second quarter of 2007.

In the second quarter of 2008, CAI's revenue was $20.6 million, an increase of $6.6 million, or 47.1%, compared to the second quarter of 2007. The results for the second quarter of 2008 include two months of results of operations of Consent Equipment AB (CEAB) which CAI acquired on April 30, 2008. Container rental revenue increased $5.5 million (including $2.2 million of revenue from CEAB's operations), or 66.3%, to $13.8 million from $8.3 million in the second quarter of 2007. Management fee revenue was $3.0 million, a decrease of $0.3 million, or 8.8%, from $3.4 million of management fee revenue reported in the second quarter of 2007. Gain on sale of container portfolios increased $1.2 million, or 57.1%, to $3.3 million compared to $2.1 million in the second quarter of 2007. Finance lease income in the second quarter of 2008 increased $0.2 million, or 66.7%, to $0.5 million, compared to finance lease income of $0.3 million reported in the second quarter of 2007.

"I am very pleased with the continued good performance of our company," commented Masaaki (John) Nishibori, Chief Executive Officer of CAI. "Our average utilization for the second quarter of 2008 was 95.5% compared to 93.7% in the second quarter of 2007. We are now in the seasonally stronger part of our year and we would expect strong utilization through the remainder of the summer and fall seasons."

He continued, "We have seen significant demand from shipping lines for newly manufactured containers. We believe that the increase in new container prices since the beginning of this year as a result of higher manufacturing costs has made our customers decide to lease more equipment. Lease rates on new containers have also risen in conjunction with the rise in container prices."

Conference Call

A conference call to discuss financial results for the first quarter of 2008 will be held on Wednesday, July 30, 2008 at 5:00 p.m. EDT. The dial-in number for the teleconference is 1-800-390-5705; outside of the U.S., call 1-719-457-2087. The call may be accessed live over the internet (listen only) under the "Investors" tab of CAI's website, www.caiintl.com, by selecting "Q2 2008 Earnings Conference Call." A webcast replay will be available for 30 days on the "Investors" tab of our website.

About CAI International, Inc.

CAI is one of the world's leading managers and lessors of intermodal freight containers. As of June 30, 2008, the company operated a worldwide fleet of 791,000 TEU of containers through 13 offices located in 10 countries.

The CAI International logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3968

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures (including utilization rates) to differ materially from current expectations including, but not limited to, expected economic conditions, customer demand, container prices, lease rates increased competition and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007 and its interim reports on Form 10-Q. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

                        CAI International, Inc.
                      Consolidated Balance Sheets
               (In thousands, except share information)
                              (UNAUDITED)

                                                 June 30,     Dec. 31,
                                                   2008        2007
                                                ---------    ---------
                              ASSETS

 Cash                                           $  18,229    $   8,433
 Accounts receivable (owned fleet), net            15,704       12,995
 Accounts receivable (managed fleet)               24,396       22,238
 Current portion of direct finance
  leases                                            4,930        4,610
 Deposits, prepayments and other assets             3,135        3,375
 Deferred tax assets                                1,933        1,777
                                                ---------    ---------
  Total current assets                             68,327       53,428
                                                ---------    ---------

 Container rental equipment, net                  313,118      242,606
 Net investment in direct finance
  leases                                           13,162        6,356
 Furniture, fixtures and equipment, net               459          468
 Intangible assets, net                             7,708        5,994
 Interest rate swaps                                  101           --
 Goodwill                                          50,247       50,247
                                                ---------    ---------
  Total assets                                  $ 453,122    $ 359,099
                                                =========    =========

                LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable                               $   3,143    $   3,060
 Accrued expenses and other current
  liabilities                                       5,526        3,275
 Due to container investors                        23,407       21,075
 Unearned revenue                                   3,854        3,744
 Current portion of capital lease
  obligation                                        4,679           31
 Rental equipment payable                          30,216       25,446
                                                ---------    ---------
  Total current liabilities                        70,825       56,631
                                                ---------    ---------
 Revolving credit facility                        193,100      147,600
 Deferred income tax liability                     25,799       23,720
 Capital lease obligation                          19,862           --
                                                ---------    ---------
  Total liabilities                               309,586      227,951
                                                ---------    ---------

 Stockholders' equity:
 Common stock                                           2            2
 Additional paid-in capital                        91,488       90,988
 Accumulated other comprehensive income               436          101
 Retained earnings                                 51,610       40,057
                                                ---------    ---------
  Total stockholders' equity                      143,536      131,148
                                                ---------    ---------
  Total liabilities and stockholders'
   equity                                       $ 453,122    $ 359,099
                                                =========    =========

                       CAI International, Inc.
                   Consolidated Statements of Income
                 (In thousands, except per share data)
                              (UNAUDITED)

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

 Revenue:
  Container rental
   revenue                      $ 13,822  $  8,280  $ 25,268  $ 16,160
  Management fee revenue           3,030     3,368     5,940     6,787
  Gain on sale of
   container portfolios            3,295     2,096     6,217     4,991
  Finance lease income               495       290       868       609
                                --------  --------  --------  --------

   Total revenue                  20,642    14,034    38,293    28,547
                                --------  --------  --------  --------

 Operating expenses:
   Depreciation of
    container rental
    equipment                      3,720     1,761     6,732     3,451
   Amortization of
    intangible assets                389       309       701       617
   Impairment of container
    rental equipment                 107       105       202       224
   Gain on disposition of
    used container
    equipment                     (1,472)   (1,043)   (2,294)   (2,048)
   Gain on settlement of
    lease obligation                  --      (694)       --      (694)
 Equipment rental expense             --       423        20       818
 Storage, handling and
  other expenses                   1,350       719     2,224     1,390
 Marketing, general and
  administrative expense           5,117     3,947     9,521     7,249
                                --------  --------  --------  --------
   Total operating
    expenses                       9,211     5,527    17,106    11,007
                                --------  --------  --------  --------
 Operating income                 11,431     8,507    21,187    17,540
 Net Interest expense              1,957     1,996     3,933     5,226
                                --------  --------  --------  --------
   Income before income
    taxes                          9,474     6,511    17,254    12,314
 Income tax expense                3,210     2,400     5,701     4,591
                                --------  --------  --------  --------

 Net income                        6,264     4,111    11,553     7,723
 Accretion of preferred
  stock                               --        (5)        -    (5,577)
                                --------  --------  --------  --------

 Net income available to
  common shareholders           $  6,264  $  4,106  $ 11,553  $  2,146
                                ========  ========  ========  ========

 Net income (loss) per
  share:
   Basic                        $   0.37  $   0.29  $   0.68  $   0.17
   Diluted                      $   0.37  $   0.23  $   0.67  $   0.17
 Weighted average shares
  outstanding:
   Basic                          17,113    13,954    17,111    12,278
   Diluted                        17,122    17,136    17,118    12,278

                                           As of        As of
                                          June 30,     June 30,
                                           2008         2007
                                         ---------    ---------
                                               (unaudited)

 Managed fleet in TEUs                     530,945      514,120
 Owned fleet in TEUs                       260,519      175,325
                                         ---------    ---------
 Total                                     791,464      689,445
                                         =========    =========
 Percentage of on-lease fleet on
  long-term leases                            69.6%        70.7%
 Percentage of on-lease fleet on
  short-term leases                           27.9         27.5
 Percentage of on-lease fleet on
  finance leases                               2.5          1.8
                                         ---------    ---------
 Total                                       100.0%       100.0%
                                         =========    =========

                                       Three Months  Three Months
                                           Ended        Ended
                                          June 30,     June 30,
                                            2008         2007
                                         ---------    ---------
                                               (unaudited)
 Average fleet utilization rate for
  the period                                  95.5%        93.7%

CONTACT:  CAI International, Inc.
          Victor Garcia, Chief Financial Officer
          (415) 788-0100
          vgarcia@caiintl.com